Exhibit 10.6


MILACRON
SUPPLEMENTAL PENSION PLAN, As Amended


This Plan is an amended version of the plan originally approved by the Board of Directors on September 10, 1980, to provide supplemental retirement benefits to certain officers of the Company, as described in letters to them dated September 26, 1980.

1.   The term Plan means the Milacron Supplemental
     Pension Plan as described in this document.

2. The following terms shall have the same meanings as those defined In the Milacron Retirement Plan, hereinafter called the Retirement Plan -

          Highest Average Compensation;
          Accrued Benefit;
          Year of Credited Service;
          Benefit Commencement Date;
          Normal Retirement Date;
          Early Retirement Date;
          Primary Social Security Benefit;
          Actuarial Equivalent;
          Company;
          Board;
          Participant.

     For purposes of this Plan, the term Highest Average
     Compensation shall be determined using "Compensation" as defined under the Milacron Retirement Plan without regard to any dollar limitations and including employee deferrals under the Milacron
     Compensation Deferral Plan.

3. The term Recipient shall mean a Participant who has been designated by the Board as being entitled to benefits under the Plan.

4. As used in this document, the words "he", "him" and "his" shall be taken to refer equally to a man or a woman.

5. Subject to the possible choice of a different form of benefit as provided in Section 8, a Recipient shall receive, beginning on his Benefit Commencement Date and ending on the first day of the month in which he dies, a monthly pension equal to one-twelfth of the net annual benefit defined in
     Section 6, provided that his benefit has become vested as provided in Section 9.

6. The net annual benefit shall consist of a gross amount, as defined in Section 7, reduced by the sum of (a) the Recipient's Accrued Benefit under the Retirement Plan, (b) one-half of his Primary Social Security Benefit, and (c) the annual amount of a straight life annuity computed as the Actuarial Equivalent of any and all pensions paid or payable to him by employers other than the Company.

7. The gross amount for any Recipient shall be the sum of (a) 1.5% of his Highest Average Compensation multiplied by the number (not greater than 35) of his Years of Credited Service, and (b) 1% of his Highest Average Compensation multiplied by the number (not greater than 12) of his years of service as an officer of the Company; provided, however, that the gross amount shall not be less than 52.5%, nor greater than 64.5%, of his Highest Average Compensation.

8. A Recipient shall have options to elect different forms of benefit, and his spouse shall have pre-retirement survivor benefits, consistent with those provided by the Retirement Plan. Elections made under the Retirement Plan and under this Plan need not be the same.

9. Unless forfeited pursuant to Section 13, a Recipient's benefit shall become vested -

          (a)  on his Normal Retirement Date; or
          (b)  on his Early Retirement Date; or
          (c) on involuntary termination of employment before reaching the age of 55 but after completion of ten
               Years of Credited Service.

10. By accepting payment of any benefit under the Plan the Recipient agrees not to be employed, or consult, in any business which is, or is about to be, engaged in a business of the same or substantially the same nature as the businesses of the Company or its subsidiaries without prior written consent of the Company, and breach of this agreement by the Recipient shall be cause for termination of payment of benefits under the Plan.

11. The establishment of the Plan shall not be construed as conferring any legal rights upon any Recipient or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any Recipient and to treat him without regard to the effect which such treatment might have upon him as a Recipient.

12. Any benefit payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, and any attempt to cause any such benefit to be so subjected shall not be recognized except to such extent as may be required by law.

13. In the event that a Recipient shall at any time be convicted of a crime involving dishonesty or fraud on his part in his relationship with the Company, all benefits which would otherwise be payable to him under the Plan shall be forfeited.

14. The Plan shall be administered by the Personnel and Compensation Committee of the Board.

15. The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

16. In the event that a Recipient is unable to care for his affairs because of illness or accident, the Board may direct that any benefit payment due him, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

17. The Board reserves the right to modify or to amend, in whole or in part, or to terminate, this Plan at any time.
     However, no modification, amendment or termination of the Plan shall adversely affect the right of any Recipient to receive the benefits granted to him under the Plan before the date of modification, amendment or termination.

18. Amounts, if any, contributed to the Plan by the Company shall be held in trust, but shall not be held for the separate account of any Recipient.

19. The Plan shall be governed and construed by the laws of the State of Ohio.